Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-165847, 333-160464, 333-150102, 333-125760, 333-131976, 333-132564, 333-135677, 333-137250 and 333-140994 on Form S-8 of our reports dated September 8, 2010, relating to the consolidated financial statements and financial statement schedule of Silicon Graphics International Corp. and its subsidiaries (collectively, the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended June 25, 2010.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

September 8, 2010